Exhibit 16.1

Mantyla McReynolds LLC
                    The CPA. Never Underestimate The Value.K

August 15, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated August 12, 2005, of Fuel Corporation of America, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal. As of the date of our appointment, April 21, 2005, through the date of our dismissal on August 12, 2005, there were no disagreements between the Company and our firm on any matter of accounting principles, accounting practices, or financial statement disclosure. We are not in a position to agree or disagree with the statements in Item 4 regarding the engagement another independent registered public accounting firm or the approval of such engagement by the Board of Directors.

Very truly yours,

/s/  Mantyla McReynolds

Mantyla McReynolds

cc:	Fuel Corporation of America
1608 W 2225 S
Woods Cross, UT 84087

5872 South 900 East, Suite 250•Salt Lake City, Utah 84121•(801) 269-1818•Fax (801) 266-3481